Exhibit 99.1

For Immediate Release

NEOMEDIA EXTENDS CEO IAIN MCCREADY’S CONTRACT THROUGH 2012

ATLANTA, January 20, 2010 – Today NeoMedia Technologies, Inc. (OTC BB: NEOM), the global leader in mobile barcode scanning solutions, filed a Form 8-K with the U.S. Securities and Exchange Commission, disclosing that it has extended the employment agreement with its Chief Executive Officer, Iain A. McCready for two years. The amended agreement will expire on May 29, 2012.

Mr. McCready, who joined the company as its Chief Executive Officer in spring of 2008, has over two decades experience successfully building both software applications and telecommunications technology companies, will continue to lead NeoMedia as the market for mobile barcode solutions continues to evolve. “I am proud of what we have accomplished in possibly the most challenging global economic climate in our time, and am committed to supporting our talented team, to seeing our many initiatives through, and to communicating with our shareholders and the general market our progress in this new year and beyond.”

Prior to joining NeoMedia, Mr. McCready was the CEO of Mobiqa Limited, where he led the business from a start-up to the world leader in mobile ticketing and couponing solutions based on the creation, optimization, delivery and redemption of barcodes to mobile phones. His complete bio can be seen here.

About NeoMedia Technologies:

NeoMedia Technologies, Inc. (OTCBB: NEOM) is the global leader in mobile barcode scanning solutions. Our technology allows mobile devices with cameras to read 1D and 2D barcodes and provide “one click” access to mobile content. Combining this technology with advanced analytics and reporting capabilities revolutionizes the way advertisers market to mobile consumers.

NeoMedia provides the infrastructure to make 2D camera barcode scanning and its associated commerce easy, universal, and reliable – worldwide.

The company’s mobile phone technology, NeoReader, reads and transmits data from 1D and 2D barcodes to its intended destination. Our Code Management and Code Clearinghouse platforms create, connect, record, and transmit the transactions embedded in the 1D and 2D barcodes, like web-URLs, text messages (SMS), and telephone calls, ubiquitously and reliably.

NeoMedia Media Relations Contact:

Zeina Badran, zbadran@neom.com
(202) 409-0644